Exhibit 8.1

[Letterhead of LeClairRyan, A Professional Corporation]

September 21, 2007

Virginia Financial Group, Inc.

102 South Main Street

Culpeper, Virginia 22701

Ladies and Gentlemen:

We have acted as counsel to Virginia Financial Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 12,061,134 shares of the Company’s common stock issuable pursuant to the Agreement and Plan of Reorganization, dated as of July 26, 2007, between the Company and FNB Corporation, and a related Plan of Merger.

We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ LeClairRyan, A Professional Corporation